Exhibit 10.3

OFFERPAD SOLUTIONS INC.

July 3, 2023

To: Benjamin Aronovitch

Your contributions to Offerpad Solutions Inc. (the “Company”) have been very valuable and we consider your ongoing efforts to be critical to our future success. As a reward for your contributions, and to encourage your future efforts, the Company has determined that you are eligible to participate in a special bonus program, as further described in this letter (this “Letter”). Capitalized but undefined terms contained in this Letter are defined in your employment agreement with the Company, dated June 6, 2022 (the “Employment Agreement”).

Cash Bonus. Given your key role in the Company, we would like to reward you with a one-time, special cash bonus in an amount equal to $300,000 (the “Bonus”). The Bonus will be paid to you on or within 15 days following June 12, 2025, subject to your continued employment through that date.

Termination of Employment. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, within three months prior to or one year following a Change in Control (as defined in the Company’s 2021 Incentive Award Plan) prior to June 12, 2025 (a “Qualifying Termination”), then the Company will pay the Bonus to you within 30 days following your employment termination date. It shall be a condition to your right to receive the foregoing payments and accelerated vesting in connection with a Qualifying Termination that you execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) following your employment termination date, and do not revoke, a general release of claims in substantially the form attached to the Employment Agreement.

Taxes. The Company may withhold from any amounts payable under this Letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to principles of conflict of laws. The captions of this Letter are not part of the provisions hereof and shall have no force or effect. This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Letter may be delivered via facsimile, email or other electronic means permitted by the Company, and may be executed in counterparts, each of which shall be deemed an original and all of which shall be constitute one and the same document.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter, by signing a copy of this Letter and returning it to the Company as soon as practicable.

[signature page follows]

Sincerely,

Offerpad Solutions Inc.

/s/ Brian Bair
By: Brian Bair
Title: Chief Executive Officer

Acknowledged, Accepted and Agreed:

/s/ Benjamin Aronovitch	July 3, 2023
Benjamin Aronovitch	Date

[Signature Page to Bonus Letter Agreement]